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Investors: Ann Tanabe Encysive Pharmaceuticals (713) 796-8822	Media: Dan Budwick BMC Communications (212) 477-9007 ext. 14

Marcy Strickler
The Trout Group
(212) 477-9007 ext. 27

FOR IMMEDIATE RELEASE

ENCYSIVE TO RETAIN EUROPEAN RIGHTS TO THELIN™

HOUSTON- June 16, 2005- Encysive Pharmaceuticals (NASDAQ:ENCY) today announced plans to market Thelin™ (sitaxsentan sodium) directly in Europe. Thelin, an oral, once daily, highly selective endothelin receptor antagonist, is currently being evaluated by the U.S. Food and Drug Administration (FDA) as a new treatment for pulmonary arterial hypertension (PAH).

“Following the positive results of our second pivotal Phase III study, STRIDE-2, and after comprehensive evaluation by management, the board of directors has concluded that the Company will market directly in Europe,” commented John M. Pietruski, Chairman of the Board of Encysive Pharmaceuticals.

“The PAH market in Europe has undergone rapid expansion, but remains a highly efficient, specialist-driven market to which Encysive is well positioned to effectively market Thelin,” added Bruce D. Given, President and CEO of Encysive Pharmaceuticals.

Encysive submitted a New Drug Application with the FDA for Thelin in May. The Company anticipates filing for European approval in the third quarter of 2005.

Upcoming Analyst Day

On June 22, 2005, Encysive will host an Analyst Day event at the Four Seasons Hotel in New York City. The event will begin at 10:00 a.m. EDT. Encysive’s presentation will be webcast live and can be accessed on the Company’s website at www.encysive.com.

About Thelin and PAH

Thelin is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Thelin is 6,500-fold selective in the targeting of the endothelin A receptor versus the endothelin B receptor.

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Pulmonary arterial hypertension (PAH) is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually fatal unless treated successfully with heart/lung or lung transplantation. PAH is estimated to afflict approximately 100,000 to 200,000 people worldwide, many of whom are children and young women.

The most frequent adverse events that occurred in patients receiving Thelin, which were more common than in placebo-treated patients, were headache, edema, nausea, upper respiratory tract infection, dizziness, insomnia, nasopharyngitis, and nasal congestion. Because Thelin inhibits the metabolism of warfarin, a decreased dose of warfarin is needed when co-administered with Thelin.

About Encysive Pharmaceuticals

Encysive Pharmaceuticals Inc. is a biopharmaceutical company engaged in the discovery, development and commercialization of novel, synthetic, small molecule compounds to address unmet medical needs. Our research and development programs are predominantly focused on the treatment and prevention of interrelated diseases of the vascular endothelium and exploit our expertise in the area of the intravascular inflammatory process, referred to as the inflammatory cascade, and vascular diseases. We have successfully developed one FDA-approved drug, Argatroban, for the treatment of heparin-induced thrombocytopenia that is marketed by GlaxoSmithKline. Our lead drug candidate, Thelin™ (sitaxsentan sodium), is an endothelin receptor antagonist that has completed final Phase III clinical trials for the treatment of pulmonary arterial hypertension. In addition, we have earlier stage clinical product candidate in development, TBC3711, a next generation endothelin receptor antagonist. To learn more about Encysive Pharmaceuticals please visit our web site: www.encysive.com.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital resources, our ability to raise additional capital to fund cash requirements for future operations, timelines for initiating new clinical trials, planned announcements of clinical data, the possibility of obtaining regulatory approval, our ability to manufacture and sell any products, potential drug candidates, their potential therapeutic effect, market acceptance or our ability to earn a profit from sales or licenses of any drug candidate, our ability to discover new drugs in the future, and our ability to establish future collaborative arrangements. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. Encysive undertakes no duty to update or revise these forward-looking statements.

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